Infrastructure and Energy Alternatives, Inc.
Subsidiaries
December 31, 2018

Subsidiary	Jurisdiction of Formation	Former Name or Alias
Infrastructure and Energy Alternatives, Inc.	Delaware	M III Acquisition Corp.
IEA Intermediate Holdco, LLC	Delaware
IEA Energy Services LLC	Delaware
IEA Management Services, Inc.	Delaware
IEA Equipment Management, Inc.	Delaware
White Electrical Constructors, Inc.	Delaware
White Construction, Inc	Indiana
White Construction Energy Services LLC	Delaware
H.B. White Canada Corp.	Nova Scotia, Canada
IEA Constructors, Inc.	Wisconsin	f/k/a IEA Renewable Energy, Inc.
IEA Engineering, Inc.	Michigan
IEA Engineering North Carolina, Inc.	North Carolina
IEA Holdco 1, LLC	Delaware
American Civil Constructors West Coast LLC	California	ACC West Coast
Consolidated Construction Solutions I LLC	Delaware	The ACC Companies
Consolidated Construction Solutions II LLC	Delaware	ACC Companies
Saiia Holdings LLC	Delaware
Saiia Constuction Company LLC	Delaware	Saiia Construction Company LLC, an ACC Company
Meadow Valley Parent Corp.	Delaware
Meadow Valley Corporation	Nevada
Meadow Valley Trucking, Inc.	Nevada	ACC Trucking (f/k/a RMX Holding, Inc.)
Meadow Valley Contractors, Inc.	Nevada	ACC Southwest
American Civil Constructors LLC	Colorado	ACC Mountain West
Rockford Blacktop Construction LLC	Illinois	Rockford Blacktop Construction Co.
Illinois CCDD Operating LLC	Illinois	Illinois CCDD Operating Co.
Porter Brothers, LLC	Illinois	Porter Brothers, Inc.
John’s Stone, LLC	Delaware
Johnston Quarry Holdings LLC	Delaware
East State Stone, LLC	Delaware
Belvidere Stone, LLC	Illinois
Porter’s Stone, LLC	Delaware
Mulford Stone, LLC	Delaware
Forest City Logistics, LLC	Delaware
Structors, Inc	Illinois
Environmental Contractors, LLC	Illinois	Environmental Contractors of Illinois, Inc.
William Charles Construction Company, LLC	Illinois
Ragnar Benson, LLC	Illinois
DPK, LLC	Illinois